DAKOTA GOLD (CANADA) SERVICES CORP.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of, between Dakota Gold (Canada) Services Corp., a British Columbia corporation (the "Company"), and Robert Quartermain (the "Employee").

W I T N E S S E T H

WHEREAS, the Company desires to continue to employ the Employee as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee's continued employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer of the Company. In addition, the Employee will provide Chief Executive Officer and other management services for Dakota Gold Corp. ("Dakota Gold"), a Delaware company, pursuant to and in accordance with the terms of a Management Services Agreement between the Company and Dakota Gold (the "Services Agreement"). In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee that are not inconsistent with the Employee's position as Chief Executive Officer of the Company. The Employee acknowledges that they are a fiduciary of the Company and Dakota Gold and agrees to abide by and fulfill their fiduciary obligations both during and following the termination of their employment with the Company. The Employee's principal place of employment with the Company shall be in Vancouver, British Columbia, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee is permitted to work remotely on a schedule at the Employee's discretion, provided the Employee is able to complete his duties under this Agreement. The Employee shall report directly to the Board of Directors of Dakota Gold.

During the Employment Term, the Employee shall devote 60% of the Employee's business time, energy, business judgment, knowledge and skill and the Employee's best efforts to the performance of the Employee's duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board of Directors of Dakota Gold (the "Board"), other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee's passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee's duties hereunder or create a potential business or fiduciary conflict. Nothing in this Agreement shall be interpreted to prevent the Employee from providing executive services, exclusively on behalf of and through the Company, to Dakota Gold pursuant to the Services Agreement.

2. EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a one-year period commencing as of August 19, 2025 (the "Effective Date"). Notwithstanding the foregoing, the Employee's employment hereunder may be terminated in accordance with Section 5 hereof, subject to Section 6 hereof. The period of employment may also be shortened or extended by mutual agreement of the Company and the Employee. The period of time between August 19, 2025, and the termination of the Employee's employment hereunder shall be referred to herein as the "Employment Term."

3. BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of not less than US$312,000, payable in CDN dollars at the then prevailing exchange rate in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee's Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be adjusted from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute "Base Salary" for purposes of this Agreement.

4. STOCK INCENTIVE PLAN. You will be eligible to participate in Dakota Gold's securities-based compensation plans, including its 2022 Stock Incentive Plan.

5. TERMINATION. The Employee's employment and the Employment Term shall terminate on the first anniversary of the August 19, 2025, or if any of the following to occur prior to the first anniversary of August 19, 2025:

(a) DISABILITY. Upon 10 days' prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, "Disability" shall be defined as the inability of the Employee to have performed the Employee's material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period, as determined by the Board in its reasonable discretion.

(b) DEATH. Automatically upon the date of death of the Employee.

(c) CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. "Cause" shall mean:

(i) the continued failure by the Employee to substantially perform his duties with the Company after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties, and the Employee demonstrably fails to cure such failure within 30 days after receipt of such demand;

(ii) the engaging by employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (including the Board's determination of conduct that constitutes a violation of any securities laws in the United States or Canada, whether federal, state or provincial);

(iii) the Employee's conviction for the commission of a felony;

(iv) action by the Employee toward the Company involving dishonesty; or

(v) the existence of just cause for termination of employment at common law.

(d) WITHOUT CAUSE. Immediately upon termination of the Employee by the Company without Cause (other than for death or Disability).

(e) WITHOUT GOOD REASON. Upon four weeks' prior written notice by the

Employee to the Company of the Employee's voluntary resignation of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

6. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Employee's employment and the Employment Term ends on account of the Employee's death, the Employee or the Employee's estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and

(iii) all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 6(a)(i) through 6(a)(iii) hereof shall be hereafter referred to as the "Accrued Benefits").

(b) DISABILITY. In the event that the Employee's employment and/or Employment Term ends on account of the Employee's Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c) TERMINATION FOR CAUSE. If the Employee's employment is terminated (x) by the Company for Cause, or (y) by the Employee without Good Reason, the Company shall pay to the Employee the Accrued Benefits.

(d) EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 5 and 6 hereof shall be in full and complete satisfaction of the Employee's rights under this Agreement and any other claims that the Employee may have in respect of the Employee's employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee's sole and exclusive remedy, in lieu of all other remedies under statute or at common law with respect to the termination of the Employee's employment hereunder or any breach of this Agreement.

7. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Employee's employment with the

(b) Company, the Employee has had and will continue to have access to Confidential Information. For purposes of this Agreement, "Confidential Information" means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee's assigned duties and for the benefit of the Company, either during the period of the Employee's employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company's and its subsidiaries' and affiliates' part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee's employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(c) NONDISPARAGEMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its affiliates, officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee's duties to the Company while the Employee is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, examinations for discovery in connection with such proceedings).

(d) RETURN OF COMPANY PROPERTY. On the date of the Employee's termination of employment with the Company for any reason (or at any time prior thereto at the Company's request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee's rolodex and similar address books provided that such items only include contact information.

(e) REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 7 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7. It is also agreed that each of the Company's affiliates will have the right to enforce all of the Employee's obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 7.

(f) REFORMATION. If it is determined by a court of competent jurisdiction that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted.

(g) TOLLING. In the event of any violation of the provisions of this Section7, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h) SURVIVAL OF PROVISIONS. The obligations contained in Sections 7 and 8 hereof shall survive the termination or expiration of the Employment Term and the Employee's employment with the Company and shall be fully enforceable thereafter.

8. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee's employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee's employment with the Company (collectively, the "Claims"). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is an adverse party) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee's legal counsel and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee's duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company's counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section8.

9. WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal, provincial or local law or regulation to any governmental agency or entity, or making other disclosures under the whistleblower provisions of federal, provincial, or local law or regulation. The Employee does not need the prior authorization of the Company or Dakota Gold to make any such reports or disclosures and the Employee shall not be not required to notify the Company or Dakota Gold that such reports or disclosures have been made.

10. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Employee of Section 7 or Section 8 hereof.

11. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:
At the address (or to the email address) shown
in the books and records of the Company.

If to the Company:
Dakota Gold (Canada) Services Corp.
106 Glendale Drive, Suite A
Lead, South Dakota 57754
Attention: Secretary
Email:
akoenig@dakotagoldcorp.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

14. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

15. WAIVER. Failure to require compliance with any provision or condition provided under this Agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision of condition by either party at any other time.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Employee's good faith performance of the Employee's duties and obligations with the Company. This obligation shall survive the termination of the Employee's employment with the Company.

18. LIABILITY INSURANCE. The Company shall cover the Employee under directors' and officers' liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

19. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the Province of British Columbia.

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board or the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee's part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee's duties and obligations hereunder.

22. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such statutory withholdings as may be required to be withheld pursuant to any applicable law or regulation.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, representations, understandings and agreements whether verbal or written between the parties with respect to the subject-matter hereof.

24. MODIFICATIONS. Any modifications of this Agreement will be effective only if it is in writing and signed by both parties.

25. ACKNOWLEDGMENTS. The Employee acknowledges that they have had sufficient time to review this Agreement thoroughly, understands the terms of this Agreement and their obligations hereunder; and they have been given an opportunity to obtain independent advice concerning the interpretation and effect of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:
Name:	Amy Koenig
Title:	SVP - Chief Legal Officer & Corporate Secretary

EMPLOYEE

Robert Quartermain

EMPLOYEE

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